FOR IMMEDIATE RELEASE

Captaris Reports Second Quarter 2007 Financial Results

Cash from Operations was $4.7 Million

Bellevue, Wash. — August 2, 2007 — Captaris, Inc. (NASDAQ: CAPA), a leading provider of software products that automate document-centric processes, today reported financial results for its second quarter ended June 30, 2007.

Total revenue for the second quarter was $23.0 million, compared to $22.6 million in the prior year’s second quarter. Revenue by category compared to the second quarter of 2006 was as follows:

•	Software revenue was $8.4 million, an increase of $133,000 or 2%
•	Maintenance, support and service revenue was $9.8 million, an increase of $838,000 or 9%
•	Hardware revenue was $4.8 million, a decrease of $635,000 or 12%

Gross profit was $16.1 million, compared to $15.9 million in the prior year’s second quarter, and gross margin was 70.0%, compared to 70.1% in the same quarter last year.

Total operating expenses were $16.8 million for the second quarter of 2007, compared to $16.1 million in the prior year’s second quarter. The increase in operating expenses in the second quarter of 2007 was due to higher investment in sales and research and development, deployment of new internal systems, and stock-based compensation expense. In the quarter, the Company began selectively outsourcing engineering tasks with the goal of decreasing time to market for new products.

David P. Anastasi, President and CEO of Captaris, stated, “We are encouraged by the growth of our services revenue, our expansion in international markets and the cash we generated from operations. We are progressing with our integration of Castelle, expanding our product offering and creating opportunity to expand our overall customer portfolio. Going forward, we remain focused on enhancing our management team and successful execution of our sales and marketing initiatives that leverage our large customer base and broad network of partners to increase channel productivity and generate sustainable revenue growth.”

The Company recognized stock-based compensation expense of $337,000 in the second quarter of 2007, compared to $151,000 in the second quarter of 2006. Amortization of intangible assets for the second quarter of 2007 was $622,000, including $481,000 in cost of revenue and $141,000 in operating expenses, compared to $835,000 in the second quarter of 2006, including $481,000 in cost of revenue and $354,000 in operating expenses. Depreciation was $590,000 in the second quarter of 2007, compared to $811,000 in the second quarter of 2006.

The Company reported a net loss for the second quarter of 2007 of $165,000, or $0.01 per basic and diluted share, compared to net income of $28,000, or break-even per share, in the second quarter last year, and compared to a net loss of $265,000, or $0.01 per share in the first quarter of 2007.

On a year-to-date basis, total revenue of $43.5 million was up $1.3 million, or 3.0%, and operating expenses of $32.1 million were up $1.8 million, or 6.0%, compared to the same period in 2006. Net loss for the first six months of 2007 was $430,000, or a loss of $0.02 per basic and diluted share, compared to net income of $109,000, or break even per share, for the same period in 2006.

Cash flow from operations was $4.7 million in the second quarter of 2007, compared to $1.9 million in the prior year’s second quarter. Cash flow from operations for the first six months of 2007 was $6.8 million, compared to $6.4 million for the same period in 2006.

Consolidated cash, cash equivalents and investment balances as of June 30, 2007 totaled $61.2 million, an increase of $2.3 million from March 31, 2007, and an increase of $4.8 million from $56.4 million as of June 30, 2006. Deferred revenue at June 30, 2007 was $27.2 million, compared to $27.8 million in the preceding quarter and $23.4 million at June 30, 2006.

Stock Repurchase
During the quarter, the Company repurchased 400,000 shares of its outstanding common stock at a cost of approximately $2.2 million and an average purchase price of $5.61 per share. In the last four quarters, the Company repurchased 2.3 million shares at a cost of approximately $13.8 million.

Captaris may repurchase shares under its stock repurchase program subject to overall market conditions, stock prices and its cash position and requirements. On June 30, 2007, the total number of outstanding common shares was approximately 27.2 million. As of June 30, 2007, $14.2 million was available for repurchase under the Company's stock repurchase program.

Conference Call
The Company will discuss its 2007 second quarter results and business outlook for the third quarter of 2007 on its regularly scheduled conference call today, August 2nd, at 1:45 pm PT/ 4:45 p.m. ET. The live web cast of the conference call can be accessed from the Investor Relations section of the Captaris Web site at www.captaris.com or at www.mkr-group.com (under “featured events”). To access the live conference call, dial (800) 218-0204 and give the Company name “Captaris.” An audio replay of the conference call can be accessed at (800) 405-2236. The replay will be available starting two hours after the call and remain in effect until Thursday, August 9th at 11:59 PT. The required pass code is 11089939#.

About Captaris, Inc.
Captaris, Inc. is a leading provider of software products that automate business processes, manage documents electronically and provide efficient information delivery. The products of Captaris and its subsidiary Castelle, including Captaris RightFax, Captaris Workflow, Captaris Alchemy and the Castelle FaxPress line of products, are distributed through a global network of leading technology partners. We have customers in financial services, healthcare, government and many other industries, and our products are installed in all of the Fortune 100 and many Global 2000 companies. Headquartered in Bellevue, Washington, Captaris was founded in 1982 and is publicly traded on the NASDAQ Global Market under the symbol CAPA. For more information please visit www.captaris.com.

The following are registered trademarks and trademarks of Captaris: Captaris, Alchemy, RightFax and Captaris Workflow. FaxPress is a trademark of Castelle.  All other brand names and trademarks are the property of their respective owners.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding our belief that we have positioned ourselves for improving operating leverage in future quarters and our plan to repurchase shares under our stock repurchase plan. Forward-looking statements include all passages containing verbs such as "aims," "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects" or "targets" or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect Captaris’ actual results include, among others, the impact, if any, of stock-based compensation charges, the potential failure to maintain and expand Captaris’ network of dealers and resellers or to establish and maintain strategic relationships, inability to integrate recent and future acquisitions, inability to develop new products or product enhancements on a timely basis, inability to protect our proprietary rights or to operate without infringing the patents and proprietary rights of others, and quarterly and seasonal fluctuations in operating results. More information about factors that potentially could affect Captaris’ financial results is included in Captaris’ quarterly reports on Form 10-Q filed in 2006 and 2007, and most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Captaris undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS

Captaris, Inc.	MKR Group, Inc.
Erika Simms, Treasury Analyst	Todd Kehrli or Jim Byers
(425) 638-4048	(323) 468-2300
ErikaSimms@Captaris.com	capa@mkr-group.com

Captaris, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	June 30,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$17,659	$10,695
Short-term investments, available-for-sale	3,421	7,084
Accounts receivable, net	15,324	21,347
Inventories, net	613	961
Prepaid expenses and other current assets	4,000	2,971
Income tax receivable and current deferred tax assets, net	2,321	3,052
Total current assets	43,338	46,110

Long-term investments, available-for-sale	40,129	41,584
Restricted cash	1,000	1,000
Other long-term assets	312	303
Equipment and leasehold improvements, net	6,020	4,340
Intangible assets, net	5,325	6,570
Goodwill	32,916	32,199
Long-term deferred tax assets, net	5,278	3,842
Total assets	$134,318	$135,948

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$4,731	$5,308
Accrued compensation and benefits	3,583	4,522
Other accrued liabilities	1,915	1,920
Income taxes payable	294	192
Deferred revenue	21,029	20,328
Total current liabilities	31,552	32,270

Other long-term accrued liabilities	618	307
Long-term deferred revenue	6,130	5,544
Total liabilities	38,300	38,121

Shareholders' equity:
Common stock	272	275
Additional paid-in capital	44,585	46,614
Retained earnings	49,307	49,790
Accumulated other comprehensive income	1,854	1,148
Total shareholders' equity	96,018	97,827

Total liabilities and shareholders' equity	$134,318	$135,948

Captaris, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Net revenue:
Software revenue	$8,363	$8,230	$15,456	$15,517
Maintenance, support and services revenue	9,838	9,000	19,217	17,308
Hardware revenue	4,765	5,400	8,806	9,378
Net revenue	22,966	22,630	43,479	42,203

Cost of revenue	6,893	6,761	13,151	12,414

Gross profit	16,073	15,869	30,328	29,789

Operating expenses:
Research and development	3,633	3,189	6,819	6,358
Selling and marketing	8,900	8,676	17,178	15,973
General and administrative	4,102	3,902	8,818	8,210
Amortization of intangible assets	142	354	283	708
Gain on sale of discontinued product line CallXpress	-	-	(1,000)	(1,000)

Total operating expenses	16,777	16,121	32,098	30,249

Operating loss	(704)	(252)	(1,770)	(460)

Other income (expense):
Interest income	548	441	1,123	913
Other income (expense), net	82	(69)	226	(91)
Other income	630	372	1,349	822

Income (loss) from continuing operations before income tax expense	(74)	120	(421)	362
Income tax expense	90	87	6	296

Income (loss) from continuing operations	(164)	33	(427)	66

Discontinued operations:
Gain (loss) from sale of MediaTel assets, net of income tax expense (benefit)	(1)	(5)	(3)	43
Income (loss) from discontinued operations	(1)	(5)	(3)	43

Net income (loss)	$(165)	$28	$(430)	$109

Basic net income (loss) per common share:
Income (loss) from continuing operations	$(0.01)	$0.00	$(0.02)	$0.00
Income (loss) from discontinued operations	(0.00)	(0.00)	(0.00)	0.00
Net income (loss)	$(0.01)	$0.00	$(0.02)	$0.00

Diluted net income (loss) per common share:
Income (loss) from continuing operations	$(0.01)	$0.00	$(0.02)	$0.00
Income (loss) from discontinued operations	(0.00)	(0.00)	(0.00)	0.00
Net income (loss)	$(0.01)	$0.00	$(0.02)	$0.00

Weighted average basic common shares	27,223	28,191	27,368	28,269
Weighted average diluted common shares	27,223	28,526	27,368	28,546

Captaris, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months
	June 30,
	2007	2006

Cash flows from operating activities:
Net income (loss)	$(430)	$109
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	1,317	1,658
Amortization	1,244	1,670
Stock-based compensation expense	532	241
(Gain) loss on disposition of assets	58	54
Provision for doubtful accounts	15	39
Changes in assets and liabilities:
Accounts receivables	5,995	3,727
Inventories, net	347	(207)
Prepaid expenses and other assets	(1,038)	(1,001)
Income tax receivable and deferred income taxes, net	(705)	544
Accounts payable	(909)	(178)
Accrued compensation and benefits	(937)	(414)
Other accrued liabilities	(57)	(545)
Income taxes payable	103	(525)
Deferred revenue	1,290	1,262
Net cash flow provided by operating activities	6,825	6,434

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(2,433)	(426)
Purchase of investments	(16,569)	(34,240)
Proceeds from disposals of assets	55	7
Proceeds from sales and maturities of investments	21,683	30,005
Net cash provided by (used in) investing activities	2,736	(4,654)

Cash from financing activities:
Proceeds from exercise of common stock options	2,037	1,007
Repurchase of common stock	(4,895)	(2,384)
Excess tax benefits from stock-based compensation	294	233
Net cash used in financing activities	(2,564)	(1,144)

Net increase in cash	6,997	636

Effect of exchange rate changes on cash	(33)	(44)

Cash and cash equivalents at beginning of period	10,695	6,420

Cash and cash equivalents at end of period	$17,659	$7,012